EXHIBIT 11
                    CT COMMUNICATIONS, INC.
                        AND SUBSIDIARIES

                Computation of Earnings Per Share



                                  3 months ended      9 months ended
                                    September 30        September 30
                              --------------------  --------------------
                                1998       1997       1998       1997
                              --------- ----------  --------- ----------

Computation of share
 totals used in
 computing earnings
 per share:

Weighted average number
 of shares outstanding       2,290,129   2,237,918   2,266,878   2,235,319
(Adjusted for stock
 dividend August 1, 1997)

Basic average shares
 a-Outstanding               2,290,129   2,237,918   2,266,878   2,235,319


Incremental shares
 arising, from out-
 standing stock
 options                        12,001       8,808      10,990       8,808
                             ---------   ---------   ---------   ---------
 b-Totals                    2,302,130   2,246,726   2,277,868   2,244,127
                             =========   =========   =========   =========

 c-Net Income for
   Common Stock before
   Extraordinary Item       $3,196,049  $2,985,606  $9,515,055  $10,904,113

 d Extraordinary Item           ---         ---        ---      $ 2,239,045

 e Net Income for
   Common Stock after        ---------   ----------  ---------  ---------
   Extraordinary Item       $3,196,049  $2,985,606  $9,515,055  $10,094,113


Net Income Per Share
 Basic - c/a                $     1.40  $     1.33  $     4.20  $     3.88


Extraordinary Item per
 Basic Average Shares
   d/a                      $     ---   $    ---  $      ---  $     1.00
                             ---------  ----------  ----------  ----------
Net Income Per Basic
 Average Share After
 Extraordinary Item         $     1.40  $     1.33  $     4.20  $     4.88
                             =========  ==========  ==========  ==========

Net Income Per Share
 before Extraordinary
 Item assuming full
 dilution c/b               $     1.39  $     1.33  $     4.18  $     3.86
                             =========  ==========  ==========  =========

Net Income Per Share
  after Extraordinary
  Item assuming full
  dilution e/b              $     1.39  $     1.33  $     4.18  $     4.86
                             =========  ==========  =========   =========